Exhibit 99.1

13215 Bee Cave Pkwy, Suite B-300, Austin, TX 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

NEWS RELEASE

SUMMIT HOTEL PROPERTIES REPORTS SECOND QUARTER 2018 RESULTS

Net Income increases to $33.9 million;

Adjusted EBITDAre increases 17.9 percent to $55.2 million;

Adjusted FFO per share increases 10.0 percent to $0.40 per share;

Continued progress on capital recycling initiatives and renovation programs

Austin, Texas, August 1, 2018 — Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”), today announced results for the second quarter ended June 30, 2018.

“We are pleased with our second quarter Adjusted EBITDAre and Adjusted FFO per share results which came in at the high-end of our expectations as our acquisition activity over the past 18 months continues to drive meaningful year-over-year growth,” said Dan Hansen, the Company’s Chairman, President and Chief Executive Officer. “We also continue to execute on our capital recycling program in a favorable disposition environment with the sale of seven hotels for an aggregate sales price of $90.3 million in the first seven months of 2018, which further deleverages our balance sheet, enhances the overall quality of our portfolio, and creates capacity for future growth.  These transactions resulted in a blended unlevered IRR of over 16%,” commented Mr. Hansen.

Second Quarter 2018 Highlights

•	Net Income: Net income attributable to common stockholders increased to $33.9 million, or $0.32 per diluted share, compared with $29.8 million, or $0.30 per diluted share, in the same period of 2017.

•	Pro Forma RevPAR: Pro forma revenue per available room (“RevPAR”) increased 1.9 percent to $127.52 from the same period in 2017. Pro forma average daily rate (“ADR”) grew to $156.17, an increase of 1.5 percent from the same period in 2017. Pro forma occupancy increased 0.5 percent to 81.7 percent. When adjusting for revenue displacement from renovation activity, pro forma RevPAR increased 3.1 percent from the same period in 2017.

•	Same-Store RevPAR: Same-store RevPAR increased 0.9 percent to $126.41 from the same period in 2017. Same-store ADR increased 2.0 percent to $154.58 compared to the same period in 2017, which was offset by an occupancy decline of 1.1 percent to 81.8 percent. When adjusting for revenue displacement from renovation activity, same-store RevPAR increased 2.2 percent from the same period in 2017.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA was $56.9 million, an increase of 0.2 percent from the same period in 2017. Pro forma hotel EBITDA margin contracted by 87 basis points to 38.3 percent from 39.2 percent in the same period of 2017. Excluding the effect of a 11.9 percent increase in property taxes, pro forma hotel EBITDA margin contracted by 24 basis points to 38.9 percent.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 17.9 percent to $55.2 million from $46.8 million in the same period of 2017.

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•	Adjusted FFO: Adjusted Funds from Operations (“AFFO”) increased 15.8 percent to $41.4 million, or $0.40 per diluted share, from $35.8 million, or $0.36 per diluted share, in the same period of 2017.

•	Dispositions: The Company sold four hotels containing 440 guestrooms for an aggregate sales price of $43.8 million, or $99,500 per key.

The Company’s results for the three and six months ended June 30, 2018 and 2017 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
	($ in thousands, except per unit and RevPAR data)
Net income attributable to common stockholders	$33,867	$29,769	$34,735	$58,655
Net income per diluted share	$0.32	$0.30	$0.33	$0.61
Total revenues	$152,222	$129,056	$292,421	$247,045
EBITDAre (1)	$55,993	$44,750	$100,716	$84,434
Adjusted EBITDAre (1)	$55,155	$46,782	$101,902	$87,838
FFO (1)	$41,653	$33,175	$67,871	$61,365
Adjusted FFO (1)	$41,438	$35,793	$73,574	$65,959
FFO per diluted share and unit (1) (2)	$0.40	$0.33	$0.65	$0.64
Adjusted FFO per diluted share and unit (1) (2)	$0.40	$0.36	$0.71	$0.68

Pro Forma (3)
RevPAR	$127.52	$125.09	$123.21	$120.69
RevPAR growth	1.9%		2.1%
Hotel EBITDA	$56,877	$56,769	$106,148	$106,232
Hotel EBITDA margin	38.3%	39.2%	37.2%	38.2%
Hotel EBITDA margin growth	-87 bps		-98 bps

(1)	See tables later in this press release for a discussion and reconciliation of net income to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDAre, adjusted EBITDAre, funds from operations (“FFO”), FFO per diluted share and unit, adjusted FFO (“AFFO”), and AFFO per diluted share and unit, as well as a reconciliation of operating income to hotel EBITDA. See “Non-GAAP Financial Measures” at the end of this release. Non-GAAP financial measures are unaudited.

(2)	Amounts are based on 104,273,000 weighted average diluted common shares and units and 99,079,000 weighted average diluted common shares and units for the three months ended June 30, 2018, and 2017, respectively, and 104,360,000 weighted average diluted common shares and units and 96,366,000 weighted average diluted common shares and units for the six months ended June 30, 2018, and 2017, respectively. The Company includes the outstanding common units of limited partnership interests (“OP Units”) in Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company in the determination of weighted average diluted common shares and units because the OP Units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

(3)	Unless stated otherwise in this release, all pro forma information includes operating and financial results for 80 hotels owned as of June 30, 2018, as if each hotel had been owned by the Company since January 1, 2017. As a result, all pro forma information includes operating and financial results for hotels acquired since January 1, 2017, which includes periods prior to the Company’s ownership. Pro forma and non-GAAP financial measures are unaudited.

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Year-To-Date 2018 Highlights

•	Net Income: Net income attributable to common stockholders decreased to $34.7 million, or $0.33 per diluted share, compared with $58.7 million, or $0.61 per diluted share, in the same period of 2017. When excluding the $17.3 million pretax net gain on disposal of assets and the $3.3 million non-cash preferred stock redemption premium during the six months ended June 30, 2018, and the $35.8 million pretax net gain on disposal of assets during the six months ended June 30, 2017, net income attributable to common stockholders decreased by $2.1 million as compared to the same period in 2017.

•	Pro Forma RevPAR: Pro forma RevPAR increased 2.1 percent to $123.21 from the same period in 2017. Pro forma ADR grew to $156.04, an increase of 1.3 percent from the same period in 2017. Pro forma occupancy increased 0.8 percent to 79.0 percent. When adjusting for revenue displacement from renovation activity, pro forma RevPAR increased 3.2 percent from the same period in 2017.

•	Same-Store RevPAR: Same-store RevPAR increased 0.5 percent to $121.35 from the same period in 2017. Same-store ADR increased 1.5 percent to $153.68 compared to the same period in 2017, which was offset by an occupancy decline of 1.0 percent to 79.0 percent. When adjusting for revenue displacement from renovation activity, same-store RevPAR increased 1.8 percent from the same period in 2017.

•	Pro Forma Hotel EBITDA: Pro forma hotel EBITDA was $106.1 million, a decrease of 0.1 percent from the same period in 2017. Pro forma hotel EBITDA margin contracted by 98 basis points to 37.2 percent from 38.2 percent in the same period of 2017. Excluding the effect of a 12.1 percent increase in property taxes, pro forma hotel EBITDA margin contracted by 32 basis points to 37.9 percent.

•	Adjusted EBITDAre: Adjusted EBITDAre increased 16.0 percent to $101.9 million from $87.8 million in the same period of 2017.

•	Adjusted FFO: AFFO increased 11.5 percent to $73.6 million, or $0.71 per diluted share, from $66.0 million, or $0.68 per diluted share, in the same period of 2017.

•	Dispositions: The Company sold four hotels containing 440 guestrooms for an aggregate sales price of $43.8 million, or $99,500 per key.

Disposition Activity

Completed Hotel Sales

On June 29, 2018, the Company completed the previously announced transactions to sell four hotels containing 440 guestrooms to two separate, unaffiliated buyers for an aggregate sales price of $43.8 million. The four hotels sold during the second quarter included:

•	The 88-guestroom Holiday Inn Express & Suites Sandy – South Salt Lake City

•	The 87-guestroom Hampton Inn in Provo, Utah

•	The 143-guestroom Holiday Inn Gwinnett Center in Duluth, Georgia

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•	The 122-guestroom Hilton Garden Inn Atlanta NE/Gwinnett Sugarloaf

The sale of the four hotels resulted in an aggregate net gain of $17.4 million and generated a blended hold-period unlevered internal rate of return of 12.8%. Net proceeds from the sales were applied to the outstanding balance of the Company’s senior unsecured revolving credit facility. The aggregate sales price of $43.8 million, plus estimated future capital improvements, represents a capitalization rate of 7.6 percent for the trailing twelve months ended June 30, 2018. The four hotels had an average RevPAR of $87.20 for the trailing twelve months ended June 30, 2018, which was 27% lower than the Company’s pro forma portfolio RevPAR of $120.05, and hotel EBITDA margin of 31.7 percent, which was 530 basis points lower than the portfolio average for the same period.

On July 24, 2018, the Company completed the sale of three hotels containing 322 guestrooms for an aggregate sales price of $46.5 million. The three hotels sold after quarter end included:

•	The 83-guestroom Hampton Inn & Suites Nashville-Smyrna

•	The 112-guestroom Hilton Garden Inn Nashville-Smyrna

•	The 127-guestroom Hyatt Place Phoenix-North

The sale of the three hotels resulted in an estimated aggregate net gain of $23.1 million and generated a blended hold-period unlevered internal rate of return of 21.4%. The aggregate sales price of $46.5 million, plus estimated future capital improvements, represents a capitalization rate of 7.7 percent for the trailing twelve months ended June 30, 2018. The Company estimates that the hotels would have contributed approximately $1.7 million of EBITDAre through the remainder of 2018. The three hotels had an average RevPAR of $96.22 for the trailing twelve months ended June 30, 2018, which was 20% lower than the Company’s pro forma portfolio RevPAR of $120.05, and hotel EBITDA margin of 37.0 percent, which was in line with the portfolio average for the same period.

Pending Disposition

During the second quarter, the Company entered into an agreement to sell the 148-guestroom Hyatt Place Fort Myers / at The Forum for a sales price of $16.5 million. The transaction is expected to close during the third quarter and the Company anticipates applying the net proceeds to the outstanding balance on its senior unsecured credit facility. The Company estimates that the hotel would have contributed approximately $0.3 million of EBITDAre through the remainder of 2018. The sales price of $16.5 million, plus estimated future capital improvements, represents a capitalization rate of 7.7 percent for the trailing twelve months ended June 30, 2018.

Hyatt House Across From Orlando Universal Resort™ Project Completed

On June 27, 2018, the Company announced the grand opening of the 168-guestroom Hyatt House Across From Orlando Universal Resort™. The newly constructed upscale, extended stay hotel is located adjacent to the Company’s existing Hyatt Place hotel and conveniently situated within walking distance of Universal Orlando Resort™ and a short shuttle ride from the new Volcano Bay™ water park. Other nearby entertainment venues include Walt Disney World® Resort, SeaWorld® Orlando, ICON Orlando 360™, and SEA LIFE Orlando Aquarium. The total construction cost for the Hyatt House hotel was $32.7 million, or approximately $194,500 per key, excluding land that was acquired as part of a previous transaction.

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Capital Investment

The Company invested $17.7 million and $30.6 million in capital improvements during the three and six months ended June 30, 2018, respectively. Renovations at the 252-guestroom Holiday Inn Express & Suites San Francisco Fisherman’s Wharf and 165-guestroom Marriott Boulder were completed during the second quarter, including the addition of eight guestrooms at the Marriott Boulder.

Capital Markets & Balance Sheet

During the second quarter, the Company completed the following capital markets transactions:

•	On May 16, 2018, the Company drew the remaining $85.0 million of its seven-year $225.0 million unsecured term loan maturing in February 2025 and used the proceeds to pay down a portion of the outstanding balance on its $300.0 million senior unsecured revolving credit facility.

•	On June 11, 2018, the Company entered into two separate interest rate swap agreements with an aggregate notional amount of $200.0 million to fix the interest rate on a portion of its variable rate unsecured indebtedness. The $75.0 million swap has an effective date of September 28, 2018 and fixes LIBOR at 2.87% through September 30, 2024, and the $125.0 million swap has an effective date of December 31, 2018 and fixes LIBOR at 2.93% through December 31, 2025. As a result of the recent swap transactions that will become effective by year-end, and after consideration of the Company’s $75.0 million interest rate swap expiring on October 1, 2018, approximately 75% of the Company’s term indebtedness is fixed rate and its balance sheet is well-positioned for a rising interest rate environment.

At June 30, 2018, the Company had the following:

•	Total outstanding debt of $955.8 million with a weighted average interest rate of 4.20 percent.

•	Undrawn availability on its senior unsecured revolving credit facility of $255.0 million.

•	Total net debt, which the Company defines as total outstanding debt less cash and cash equivalents, to trailing twelve-month pro forma adjusted EBITDAre of 4.6x.

At July 20, 2018, the Company had the following:

•	Total outstanding debt of $945.2 million with a weighted average interest rate of 4.19 percent.

•	Undrawn availability on its senior unsecured revolving credit facility of $265.0 million.

Dividends

On July 30, 2018, the Company declared a quarterly cash dividend of $0.18 per share on its common stock and per common unit of limited partnership interest in Summit Hotel OP, LP. The annualized dividend of $0.72 per common share and per common unit represents an annual dividend yield of 5.1 percent based on the July 31, 2018 closing stock price.

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In addition, the Company declared a quarterly cash dividend of:

•	$0.403125 per share on its 6.45% Series D Cumulative Redeemable Preferred Stock.

•	$0.390625 per share on its 6.25% Series E Cumulative Redeemable Preferred Stock.

The common and preferred dividends are payable on August 31, 2018 to holders of record as of August 16, 2018.

2018 Outlook

The Company is providing its outlook for the third quarter and full year 2018 based on its 77 hotels owned as of August 1, 2018 and transaction activity it expects to complete in the third quarter, which includes the sale of the 148-guestroom Hyatt Place Fort Myers / at The Forum for a sales price of $16.5 million. There are no future acquisitions, dispositions, or additional capital markets activities assumed in the Company’s outlook for the third quarter and full year 2018 beyond those previously mentioned.

THIRD QUARTER 2018
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (76) [1]	$122.50	$125.00
Pro forma RevPAR growth (76) [1]	0.00%	2.00%
RevPAR (same-store 61) [2]	$123.00	$125.50
RevPAR growth (same-store 61) [2]	0.00%	2.00%
Adjusted FFO	$34,400	$37,500
Adjusted FFO per diluted unit [3]	$0.33	$0.36

FULL YEAR 2018
($ in thousands, except RevPAR and per unit data)
	Low	High
Pro forma RevPAR (76) [1]	$120.50	$122.25
Pro forma RevPAR growth (76) [1]	0.50%	2.00%
RevPAR (same-store 61) [2]	$119.25	$121.00
RevPAR growth (same-store 61) [2]	(0.50)%	1.00%
Adjusted FFO	$135,700	$142,000
Adjusted FFO per diluted unit [3]	$1.30	$1.36
Capital improvements	$55,000	$65,000

(1)	As of August 1, 2018, the Company owned 77 hotels. Pro forma outlook information for the third quarter and full year 2018 includes operating estimates for 76 hotels, which assumes the sale of one hotel during the third quarter 2018.

(2)	As of August 1, 2018, the Company owned 62 same-store hotels. The same-store outlook information includes operating estimates for 61 hotels, which assumes the sale of one hotel during the third quarter 2018.

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(3)	Assumes weighted average diluted common shares and units outstanding of 104,300,000 for the third quarter 2018 and 104,400,000 for the full year 2018.

Second Quarter 2018 Earnings Conference Call

The Company will conduct its quarterly conference call on Thursday, August 2, 2018, at 9:00 a.m. (ET). To participate in the conference call, please dial 877-930-8101. The conference identification code for the call is 5686826. Additionally, a live webcast of the quarterly conference call will be available through the Company’s website, www.shpreit.com. A replay of the quarterly conference call webcast will be available until 12:00 PM ET Thursday, August 9, 2018, by dialing 855-859-2056, conference identification code 5686826. A replay will also be available in the Investor Relations section of the Company’s website until October 31, 2018.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the upscale segment of the lodging industry. As of August 1, 2018, the Company’s portfolio consisted of 77 hotels with a total of 11,657 guestrooms located in 26 states.

For additional information, please visit the Company’s website, www.shpreit.com, and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

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(1) Includes all acquisitions and dispositions completed as of August 1, 2018. Excludes pending disposition activity.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: the Company’s ability to realize growth from the deployment of renovation capital; projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings, redemptions or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, EBITDAre, Adjusted EBITDAre, FFO and AFFO; the Company’s outlook with respect to pro forma RevPAR, pro forma RevPAR growth, RevPAR, RevPAR growth, AFFO, AFFO per diluted share and unit and renovation capital deployed; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Summit Hotel Properties, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investment in hotel properties, net	$2,014,587	$2,059,492
Investment in hotel properties under development	-	23,793
Land held for development	2,942	2,942
Assets held for sale, net	37,878	1,193
Investment in real estate loans, net	28,945	12,356
Cash and cash equivalents	48,885	36,545
Restricted cash	32,479	29,462
Trade receivables, net	20,916	16,985
Prepaid expenses and other	7,371	9,454
Deferred charges, net	4,782	5,221
Other assets	17,483	12,431
Total assets	$2,216,268	$2,209,874
LIABILITIES AND EQUITY
Liabilities:
Debt, net of debt issuance costs	$950,497	$868,236
Accounts payable	6,224	7,774
Accrued expenses and other	61,491	56,488
Total liabilities	1,018,212	932,498

Total stockholders' equity	1,195,394	1,274,502
Non-controlling interests in operating partnership	2,662	2,874
Total equity	1,198,056	1,277,376
Total liabilities and equity	$2,216,268	$2,209,874

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Summit Hotel Properties, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Room	$140,650	$120,514	$270,222	$230,864
Food and beverage	6,517	5,294	12,846	10,253
Other	5,055	3,248	9,353	5,928
Total revenues	152,222	129,056	292,421	247,045
Expenses:
Room	31,113	26,455	60,118	51,459
Food and beverage	5,107	3,909	10,106	7,833
Other hotel operating expenses	41,578	35,259	81,036	68,437
Property taxes, insurance and other	11,032	8,813	22,030	17,182
Management fees	5,388	5,063	10,740	9,792
Depreciation and amortization	24,954	19,732	50,200	38,458
Corporate general and administrative	5,620	5,310	12,227	10,448
Hotel property acquisition costs	-	-	-	354
Total expenses	124,792	104,541	246,457	203,963
Operating income	27,430	24,515	45,964	43,082
Other income (expense):
Interest expense	(10,402)	(6,927)	(19,731)	(13,718)
Gain on disposal of assets, net	17,331	16,350	17,288	35,806
Other income, net	3,470	568	4,259	2,963
Total other income	10,399	9,991	1,816	25,051
Income from continuing operations before income taxes	37,829	34,506	47,780	68,133
Income tax expense	(152)	(423)	(412)	(844)
Net income	37,677	34,083	47,368	67,289
Non-controlling interest in Operating Partnership	(101)	(114)	(104)	(234)
Net income attributable to Summit Hotel Properties, Inc.	37,576	33,969	47,264	67,055
Preferred dividends	(3,709)	(4,200)	(9,252)	(8,400)
Premium on redemption of preferred stock	-	-	(3,277)	-
Net income attributable to common stockholders	$33,867	$29,769	$34,735	$58,655
Earnings per share:
Basic	$0.33	$0.30	$0.33	$0.61
Diluted	$0.32	$0.30	$0.33	$0.61
Weighted average common shares outstanding:
Basic	103,643	98,184	103,572	95,488
Diluted	103,883	98,706	103,892	95,983
Dividends per share	$0.18	$0.17	$0.36	$0.33

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Summit Hotel Properties, Inc.

Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations

(Unaudited)

(In thousands except per share and unit amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Net income	$37,677	$34,083	$47,368	$67,289
Preferred dividends	(3,709)	(4,200)	(9,252)	(8,400)
Premium on redemption of preferred stock	-	-	(3,277)	-
Net income applicable to common shares and common units	33,968	29,883	34,839	58,889
Real estate-related depreciation (1)	24,835	19,642	49,958	38,282
Amortization of lease-related intangible assets, net	181	-	362	-
Gain on disposal of assets, net	(17,331)	(16,350)	(17,288)	(35,806)
FFO applicable to common shares and common units	41,653	33,175	67,871	61,365
Amortization of deferred financing costs	504	496	998	1,014
Amortization of franchise fees (1)	119	90	242	176
Equity-based compensation	1,821	1,864	4,048	2,994
Hotel property acquisition costs	-	-	-	354
Debt transaction costs	129	3	217	157
Premium on redemption of preferred stock	-	-	3,277	-
Non-cash interest income (2)	(502)	-	(1,011)	-
Casualty (recoveries) losses, net	(2,286)	165	(2,068)	(101)
AFFO applicable to common shares and common units	$41,438	$35,793	$73,574	$65,959
Weighted average diluted common shares/common units (3)	104,273	99,079	104,360	96,366
FFO per common share and unit	$0.40	$0.33	$0.65	$0.64
AFFO per common share and unit	$0.40	$0.36	$0.71	$0.68

(1)	The total of these line items represents depreciation and amortization as reported on the Company’s Condensed Consolidated Statements of Operations for the periods presented.

(2)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(3)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Summit Hotel Properties, Inc.

Reconciliation of Net Income to Non-GAAP Measures – EBITDAre

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$37,677	$34,083	$47,368	$67,289
Depreciation and amortization	24,954	19,732	50,200	38,458
Amortization of lease-related intangible assets, net	181	-	362	-
Interest expense	10,402	6,927	19,731	13,718
Interest income	(42)	(65)	(69)	(69)
Income tax expense	152	423	412	844
EBITDA	$73,324	$61,100	$118,004	$120,240
Gain on disposal of assets, net	(17,331)	(16,350)	(17,288)	(35,806)
EBITDAre	$55,993	$44,750	$100,716	$84,434
Equity-based compensation	1,821	1,864	4,048	2,994
Hotel property acquisition costs	-	-	-	354
Debt transaction costs	129	3	217	157
Non-cash interest income (1)	(502)	-	(1,011)	-
Casualty (recoveries) losses, net	(2,286)	165	(2,068)	(101)
Adjusted EBITDAre (2)	$55,155	$46,782	$101,902	$87,838

(1)	Non-cash interest income relates to the amortization of the discount on certain notes receivable. The discount on these notes receivable was recorded at inception of the related loans based on the estimated value of the embedded purchase options in the notes receivable.

(2)	Adjusted EBITDAre is consistent with the Company’s presentation of Adjusted EBITDA in historical periods. Please see non-GAAP financial measures disclosure at the end of this release for additional detail.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(Amounts in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Pro Forma Operating Data (1) (2)
Pro forma room revenue	$137,128	$134,346	$263,371	$257,822
Pro forma other hotel operations revenue	11,373	10,566	21,774	20,222
Pro forma total revenues	148,501	144,912	285,145	278,044
Pro forma total hotel operating expenses	91,624	88,143	178,997	171,812
Pro forma hotel EBITDA	$56,877	$56,769	$106,148	$106,232
Pro forma hotel EBITDA Margin	38.3%	39.2%	37.2%	38.2%

Reconciliations of Non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$152,222	$129,056	$292,421	$247,045
Total revenues from acquisitions (1)	-	24,007	-	51,552
Total revenues from dispositions (2)	(3,721)	(8,151)	(7,276)	(20,553)
Pro forma total revenues	148,501	144,912	285,145	278,044

Hotel Operating Expenses:
Total hotel operating expenses	94,218	79,499	184,030	154,703
Total hotel operating expenses from acquisitions (1)	-	14,399	-	31,608
Total hotel operating expenses from dispositions (2)	(2,594)	(5,755)	(5,033)	(14,499)
Pro forma total hotel operating expenses	91,624	88,143	178,997	171,812

Hotel EBITDA:
Operating income	$27,430	$24,515	$45,964	$43,082
Hotel property acquisition costs	-	-	-	354
Corporate general and administrative	5,620	5,310	12,227	10,448
Depreciation and amortization	24,954	19,732	50,200	38,458
Hotel EBITDA	58,004	49,557	108,391	92,342
Hotel EBITDA from acquisitions (1)	-	9,608	-	19,944
Hotel EBITDA from dispositions (2)	(1,127)	(2,396)	(2,243)	(6,054)
Pro forma hotel EBITDA	$56,877	$56,769	$106,148	$106,232

(1)	Unaudited pro forma information includes operating results for 80 hotels owned as of June 30, 2018, as if all such hotels had been owned by the Company since January 1, 2017. For hotels acquired by the Company after January 1, 2017 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from January 1, 2017, to the date the Acquired Hotels were purchased by the Company (the “Pre-acquisition Period”). The financial results for the Pre-acquisition Period were provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)	For hotels sold by the Company between January 1, 2017 and June 30, 2018 (the “Disposed Hotels”), the unaudited pro forma information excludes the financial results of each of the Disposed Hotels for the period of ownership by the Company from January 1, 2017 through the date that the Disposed Hotels were sold by the Company.

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Summit Hotel Properties, Inc.

Pro Forma Hotel Operating Data

(Unaudited)

(Amounts in thousands, except operating metrics)

	2017		2018		Trailing Twelve
	Q3	Q4	Q1	Q2	Months Ended June 30, 2018
Pro Forma Operating Data (1) (2)
Pro forma room revenue	$131,001	$122,928	$126,242	$137,128	$517,299
Pro forma other hotel operations revenue	10,056	10,172	10,402	11,373	42,003
Pro forma total revenues	141,057	133,100	136,644	148,501	559,302
Pro forma total hotel operating expenses	88,274	85,288	87,373	91,624	352,559
Pro forma hotel EBITDA	$52,783	$47,812	$49,271	$56,877	$206,743
Pro forma hotel EBITDA Margin	37.4%	35.9%	36.1%	38.3%	37.0%

Pro Forma Statistics (1) (2)
Rooms sold	874,085	829,645	809,706	878,091	3,391,527
Rooms available	1,085,784	1,085,784	1,062,180	1,075,382	4,309,130
Occupancy	80.5%	76.4%	76.2%	81.7%	78.7%
ADR	$149.87	$148.17	$155.91	$156.17	$152.53
RevPAR	$120.65	$113.22	$118.85	$127.52	$120.05

Actual Statistics
Rooms sold	860,672	835,078	840,173	908,357	3,444,280
Rooms Available	1,069,100	1,097,576	1,101,780	1,114,542	4,382,998
Occupancy	80.5%	76.1%	76.3%	81.5%	78.6%
ADR	$147.84	$145.88	$154.22	$154.84	$150.77
RevPAR	$119.02	$110.99	$117.60	$126.20	$118.48

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures

Revenue:
Total revenues	$136,587	$131,745	$140,199	$152,222	$560,753
Total revenues from acquisitions (1)	9,044	4,772	-	-	13,816
Total revenues from dispositions (2)	(4,574)	(3,417)	(3,555)	(3,721)	(15,267)
Pro forma total revenues	$141,057	$133,100	$136,644	$148,501	$559,302

Hotel Operating Expenses:
Total hotel operating expenses	86,070	84,831	89,812	94,218	354,931
Total hotel operating expenses from acquisitions (1)	5,255	2,877	-	-	8,132
Total hotel operating expenses from dispositions (2)	(3,051)	(2,420)	(2,439)	(2,594)	(10,504)
Total pro forma hotel operating expenses	88,274	85,288	87,373	91,624	352,559

Hotel EBITDA:
Operating income	$22,373	$18,440	$18,534	$27,430	$86,777
Corporate general and administrative	4,550	4,599	6,607	5,620	21,376
Depreciation and amortization	23,594	23,875	25,246	24,954	97,669
Hotel EBITDA	50,517	46,914	50,387	58,004	205,822
Hotel EBITDA from acquisitions (1)	3,789	1,895	-	-	5,684
Hotel EBITDA from dispositions (2)	(1,523)	(997)	(1,116)	(1,127)	(4,763)
Pro forma hotel EBITDA	$52,783	$47,812	$49,271	$56,877	$206,743

(1)	Unaudited pro forma information includes operating results for 80 hotels owned as of June 30, 2018 as if all such hotels had been owned by the Company since July 1, 2017. For hotels acquired by the Company after July 1, 2017 (the “Acquired Hotels”), the Company has included in the pro forma information the financial results of each of the Acquired Hotels for the period from July 1, 2017 to the date the Acquired Hotels were purchased by the Company (the “Pre-acquisition Period”). The financial results for the Pre-acquisition Period were provided by the third-party owner of such Acquired Hotel prior to purchase by the Company and have not been audited or reviewed by our auditors or adjusted by us. The pro forma information is included to enable comparison of results for the current reporting period to results for the comparable period of the prior year and are not indicative of future results.

(2)	For hotels sold by the Company between July 1, 2017 and June 30, 2018 (the “Disposed Hotels”), the pro forma information excludes the financial results of each of the Disposed Hotels for the period of ownership by the Company from July 1, 2017 through the date that the Disposed Hotels were sold by the Company.

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Summit Hotel Properties, Inc.

Pro Forma and Same-Store Data

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Pro Forma [1] (80 hotels)
Rooms sold	878,091	872,839	1,687,797	1,673,918
Rooms available	1,075,382	1,073,979	2,137,562	2,136,159
Occupancy	81.7%	81.3%	79.0%	78.4%
ADR	$156.17	$153.92	$156.04	$154.02
RevPAR	$127.52	$125.09	$123.21	$120.69

Occupancy change	0.5%		0.8%
ADR change	1.5%		1.3%
RevPAR change	1.9%		2.1%

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Same-Store [2] (65 hotels)
Rooms sold	697,095	704,118	1,338,283	1,351,167
Rooms available	852,488	851,757	1,694,888	1,694,157
Occupancy	81.8%	82.7%	79.0%	79.8%
ADR	$154.58	$151.59	$153.68	$151.41
RevPAR	$126.41	$125.31	$121.35	$120.75

Occupancy change	-1.1%		-1.0%
ADR change	2.0%		1.5%
RevPAR change	0.9%		0.5%

(1)	Unaudited pro forma information includes operating results for 80 hotels owned as of June 30, 2018, as if each hotel had been owned by the Company since January 1, 2017. As a result, these pro forma operating and financial measures include operating results for certain hotels for periods prior to the Company’s ownership.

(2)	Same-store information includes operating results for 65 hotels owned by the Company as of January 1, 2017, and at all times during the three months and six months ended June 30, 2018, and 2017.

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Summit Hotel Properties, Inc.

Reconciliation of Net Income to Non-GAAP Measures – Funds From Operations for Financial Outlook

(Unaudited)

(Amounts in thousands except per share and unit)

	For the Three Months Ending September 30, 2018		For the Year Ending December 31, 2018
	Low	High	Low	High
Net income	$37,300	$40,400	$89,000	$95,300
Preferred dividends	(3,700)	(3,700)	(16,700)	(16,700)
Premium on redemption of preferred stock	-	-	(3,300)	(3,300)
Net income applicable to common shares and units	33,600	36,700	69,000	75,300
Real estate-related depreciation	25,100	25,100	100,600	100,600
Amortization of lease-related intangible assets, net	100	100	600	600
Gain on disposal of assets, net	(25,800)	(25,800)	(43,100)	(43,100)
FFO applicable to common shares and common units	33,000	36,100	127,100	133,400
Amortization of deferred financing costs	500	500	2,000	2,000
Amortization of franchise fees	100	100	500	500
Equity-based compensation	1,300	1,300	6,700	6,700
Debt transaction costs	-	-	200	200
Premium on redemption of preferred stock	-	-	3,300	3,300
Non-cash interest income	(500)	(500)	(2,000)	(2,000)
Casualty (recoveries) losses, net	-	-	(2,100)	(2,100)
AFFO applicable to common shares and common units	$34,400	$37,500	$135,700	$142,000
Weighted average diluted common shares/common units (1)	104,300	104,300	104,400	104,400
FFO per common share and common unit	$0.32	$0.35	$1.22	$1.28
AFFO per common share and common unit	$0.33	$0.36	$1.30	$1.36

(1)	The Company includes the outstanding OP units issued by Summit Hotel OP, LP, the Company’s operating partnership, held by limited partners other than the Company because the OP units are redeemable for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis.

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Non-GAAP Financial Measures

We report certain “non-GAAP financial measures,” which are measures of our historical financial performance. Non-GAAP financial measures are financial measures not prescribed by Generally Accepted Accounting Principles ("non-GAAP"). These measures are as follows: (i) Funds From Operations (“FFO”) and Adjusted Funds from Operations ("AFFO"), (ii) Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre and hotel EBITDA. We caution investors that amounts presented in accordance with our definitions of FFO and EBITDAre may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP financial measures in the same manner. Our non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of our operating performance. Our non-GAAP financial measures may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that our non-GAAP financial measures can enhance the understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily better indicators of any trend as compared to a comparable measure prescribed by Generally Accepted Accounting Principles ("GAAP") such as net income (loss).

Funds From Operations (“FFO”) and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, (“Nareit”), FFO represents net income or loss (computed in accordance with GAAP), excluding preferred dividends, gains (or losses) from sales of real property, impairment losses on real estate assets, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization related to real estate assets, and adjustments for unconsolidated partnerships and joint ventures. AFFO represents FFO excluding amortization of deferred financing costs, franchise fees, equity-based compensation, debt transaction costs, premiums on redemption of preferred shares, losses from net casualties, non-cash interest income and non-cash income tax related adjustments to our deferred tax asset. Unless otherwise indicated, we present FFO and AFFO applicable to our common shares and common units. We present FFO and AFFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO excludes depreciation and amortization related to real estate assets, gains and losses from real property dispositions and impairment losses on real estate assets, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, guestroom rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO differs slightly from the computation of Nareit-defined FFO related to the reporting of corporate depreciation and amortization expense. Our computation of FFO may also differ from the methodology for calculating FFO used by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Where indicated in this release, FFO is based on our computation of FFO and not the computation of Nareit-defined FFO unless otherwise noted.

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EBITDA, EBITDAre, Adjusted EBITDAre, and Hotel EBITDA

EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management team also uses EBITDA as one measure in determining the value of acquisitions and dispositions.

EBITDAre and Adjusted EBITDAre

In September 2017, Nareit proposed a standardized performance measure, called EBITDAre, which is based on EBITDA and is expected to provide additional relevant information about REITs as real estate companies in support of growing interest among generalist investors. The conclusion was reached that, while dedicated REIT investors have long been accustomed to utilizing the industry’s supplemental measures such as FFO and net operating income (“NOI”) to evaluate the investment quality of REITs as real estate companies, it would be helpful to generalist investors for REITs as real estate companies to also present EBITDAre as a more widely known and understood supplemental measure of performance. EBITDAre is intended to be a supplemental non-GAAP performance measure that is independent of a company’s capital structure and will provide a uniform basis to measure the enterprise value of a company compared to other REITs.

EBITDAre, as defined by Nareit, is calculated as net income or loss, excluding: (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) loss and gains on disposition of property, (v) impairment and (vi) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results.

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Hotel EBITDA

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses and non-cash items provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, EBITDAre adjusted EBITDAre, and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, EBITDAre, adjusted EBITDAre, and hotel EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures are not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above, we include a quantitative reconciliation of EBITDA, EBITDAre, adjusted EBITDAre and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) and operating income (loss).

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